POWER OF ATTORNEY


	1.	Designation of Attorneys-in-Fact.
The undersigned hereby designates each of Gary J. Kocher, Kristy T. Harlan and
Teresa B. Sumearll, individuals with full power of substitution, as my attorney-in-fact to act for me and in my name, place and stead, and on my behalf in connection with the matters set forth in Item 2 below.

	2.	Powers of Attorney-in-Fact.  Each
attorney-in-fact, as fiduciary, shall have the authority to sign all U.S. Securities and Exchange Commission ("SEC") reports, forms and other filings, specifically including but not limited to Forms 3, 4, 5 and 144, as such attorney-in-fact deems necessary or desirable in connection with the satisfaction of my reporting obligations under the rules and regulations of the SEC.

	3.	Effectiveness.  This power of
attorney shall become effective upon the execution of this document.

	4.	Duration.  This power of attorney shall
remain in effect until revoked by me. This power of attorney shall not be affected by disability of the principal.

	5.	Revocation.  This power of attorney
may be revoked in writing at any time by my giving written notice to the attorney-in-fact. If this power of attorney has been recorded, the written notice of revocation shall also be recorded.

	Date:  April 12, 2006.


	/s/ John B. Benjamin
	John B. Benjamin


STATE OF IDAHO	)

COUNTY OF SHOSHONE	)

	SIGNED OR ATTESTED before me on April 12, 2006 by John B. Benjamin.

			/s/ Brandy Davis
			Signature of Notary Public
			Brandy Davis
(SEAL)		Typed Name of Notary Public
			Residing at:  Kingston
			My commission expires:  6/07/2006